EXECUTION COPY

                               GFB TAX AGREEMENT

      This GFB TAX AGREEMENT (this "Agreement") is entered into as of October 31, 1995, by and among the Federal Deposit Insurance Corporation (the "FDIC"), as Manager of the FSLIC Resolution Fund (the "FRF"), which is the transferee of the assets and liabilities of the Federal Savings and Loan Insurance Corporation (the "FSLIC") (the FDIC as Manager of the FRF is herein referred to as the "FDIC Manager"), Guaranty Federal Bank, F.S.B., Dallas, Texas ("Guaranty"), Guaranty Holdings Inc. I ("Guaranty Holdings I"), a savings and loan holding company incorporated under the laws of the state of Delaware of which Guaranty is a wholly-owned subsidiary, and Temple-Inland Inc. ("Temple-Inland"), a corporation incorporated under the laws of the state of Delaware (Guaranty Holdings I and Temple-Inland collectively, the "Acquirers").

                                   RECITALS

      The FDIC Manager, Guaranty, and the Acquirers desire to provide for a complete termination of all parties' rights, duties and obligations arising under Sections 9, 16(e)(1), and 18(c) of that certain Assistance Agreement dated September 30, 1988 by and among the FSLIC, Guaranty, the Acquirers, Guaranty Holdings Inc. II, formerly a savings and loan holding company incorporated under the laws of the state of Nevada, which subsequently was liquidated into Guaranty Holdings I, Mason Best Company ("Mason
Best"), a Texas limited partnership, and Trammell Crow Ventures #3, Ltd. (Trammell Crow"), a Texas limited partnership (the "Assistance Agreement"). Temple-Inland subsequently became the successor-in-interest to Mason Best and Trammell Crow.

      The parties to this Agreement are also executing a Termination Agreement of even date herewith (the "Termination Agreement"), whereby the parties are terminating the other provisions of the Assistance Agreement (except as otherwise provided in the Termination Agreement) on the terms and conditions stated therein.

                                   AGREEMENT

      In consideration of the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and notwithstanding anything to the contrary under the terms of the Assistance Agreement or any related agreement, the parties hereby agree as follows:

      Section 1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings given such terms in the Termination Agreement.

      Section 2. Payment of Tax Benefits Amount. Simultaneously with the payment of the Termination Amount, and by means of a reduction in the amount of the wire transfer payment made by the FDIC Manager to Guaranty pursuant to
Section 2.1 of the Termination Agreement, Guaranty shall pay to the FDIC





Manager the Tax Benefits Amount, which shall be $33,218,937. The Tax Benefits Amount was determined after analysis, discussion and negotiations by the parties hereto and is the product of concessions both by Temple-Inland and Guaranty and by the FDIC Manager. The parties hereby agree and acknowledge that the Tax Benefits Amount is composed of the following components:

      Federal and State Net Tax Benefits
       through 1993 @ 25%                             $45,339,103
      Interest Under sec. 9(f)                         12,101,552
      Payment for Future Net Tax Benefits              25,700,000
      Less:  Guaranteed Yield Differentials            (5,256,000)
              Credit for Delta Issue                   (7,000,000)
              Credit for Prior sec. 9 Payment         (37,665,718)

      Tax Benefits Amount                             $33,218,937


      Section 3.  Contingent Payment.

      (a) The "Payment for Future Net Tax Benefits" component of the computation set forth in Section 2 hereof represents an amount agreed to by the parties based upon estimates of the liquidated value of future amounts (with respect to 1994 and later tax years) which, absent this Agreement and given certain assumptions, would be payable by Guaranty to the FDIC Manager under Section 9 of the Assistance Agreement. The amount and timing of any such future Section 9 payments under the Assistance Agreement would be dependent in part on the earnings of Temple-Inland for such years. In order to protect Temple-Inland and the FDIC Manager in the event the actual earnings for such years differ materially from the estimated earnings used by the parties in determining the amount of the "Payment for Future Net Tax Benefits," the parties hereby provide for a Contingent Payment, either from Temple-Inland to the FDIC Manager or from the FDIC Manager to Temple-Inland, which shall be calculated and paid as set forth in subsections (b) through (e) of this section.

      (b) Within thirty days following the filing with the Securities and Exchange Commission of Temple-Inland's annual report to shareholders for the year ending December 31, 1999, Temple-Inland shall provide to the FDIC Manager the following items: (i) a computation of the Average Net Earnings of Temple-Inland as that term is defined in Subsection (c); (ii) a computation of the amount of the Contingent Payment, if any, and the amount of interest due thereon (computed to the proposed payment date in accordance with Subsection
(e)); (iii) workpapers supporting the computation of the amount of interest on the Contingent Payment set forth in (ii) above; and (iv) a copy of Temple-Inland's annual report to shareholders for the year ending December 31, 1999. The date that Temple-Inland provides these items to the FDIC Manager shall be the Notification Date.

      (c) The Average Net Earnings of Temple-Inland shall be the arithmetic average of Temple-Inland's income before taxes for the calendar years 1995, 1996, 1997, 1998, and 1999 (the "Earnings Period") as reported in the consolidated financial statements of Temple-Inland as published in its annual report to shareholders for the year ending December 31, 1999. As an illustration of the intent of the parties to this Agreement, attached as





Exhibit A to this Agreement is an excerpt from Temple-Inland's annual report to shareholders for the year ending December 31, 1994. If, for example, the Earnings Period were the years 1990 through 1994, the Average Net Earnings of Temple-Inland would be $180.4 million, which is the arithmetic average of Temple-Inland's annual income before taxes for all of those years ($269 million in 1990, $167 million in 1991, $177 million in 1992, $96 million in 1993, and $193 million in 1994). In the event there is a successor to Temple-Inland during the Earnings Period as permitted under Section 7.6 hereof, then Temple-Inland's income before taxes for the calendar years (if any) ended prior to the transfer to or vesting in such successor of any rights or obligations under this Agreement shall be such amounts as reported in the consolidated financial statements of Temple-Inland as published in its annual report to shareholders for the last of those calendar years. If the common stock of such successor is publicly traded, then the successor's consolidated financial statements as published in its annual report to shareholders for the year ending December 31, 1999, shall be used to determine Temple-Inland's income before taxes for the remaining years in the Earnings Period as if they were the consolidated financial statements of Temple-Inland. If the common stock of the successor is not publicly traded, or if the income before taxes for any year in the Earnings Period is not otherwise determined pursuant to the foregoing provisions of this Subsection (c), then the sum of i) successor's net book income as reflected in the Schedule M of the Federal income tax returns filed by successor, ii) Federal income tax deducted on books to arrive at the Schedule M net book income, and iii) state income taxes (or equivalent taxes based on income) deducted to arrive at the Schedule M net book income shall be used for the purposes of calculating the Average Net Income for the remaining years in the Earnings Period.

      (d) If the Average Net Earnings of Temple-Inland are greater than $524,900,000, the Contingent Payment shall be a payment from Temple-Inland to the FDIC Manager in the amount of $8,400,000. If the Average Net Earnings of Temple-Inland are greater than $442,100,000 but not greater than $524,900,000, the Contingent Payment shall be a payment from Temple-Inland to the FDIC Manager in the amount of $3,600,000. If the Average Net Earnings of Temple-Inland are less than $331,500,000, but not less than $248,700,000, the Contingent Payment shall be a payment from the FDIC Manager to Temple-Inland in the amount of $4,000,000. If the Average Net Earnings of Temple-Inland are less than $248,700,000, the Contingent Payment shall be a payment from the FDIC Manager to Temple-Inland in the amount of $10,700,000. In all cases not described in any of the preceding sentences of this Subsection (d), the Contingent Payment shall be zero.

      (e) Within thirty days following the Notification Date, the Contingent Payment, if any, plus interest on the Contingent Payment computed at the Applicable Rate, defined herein, and compounded annually from the Closing Date through the date of payment of the Contingent Payment, shall be paid either by the FDIC Manager to Temple-Inland or by Temple-Inland to the FDIC Manager by wire transfer in immediately available funds. The Applicable Rate shall be a variable rate of interest, initially equal to the one-year Treasury Bill rate in effect on the Closing Date (as most recently published in the Wall Street Journal on or before the Closing Date), and adjusted on November 1, 1996, and on each subsequent November 1 thereafter through the date of payment to a rate

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equal to the one-year Treasury Bill rate in effect on each such November 1 (as most recently published in the Wall Street Journal on or before such November
1). The Applicable Rate as so adjusted shall remain in effect through the October 31 next following.

      Section 4. Delta Issue. In consideration of the "Credit for Delta Issue" item which is included in the computation provided in Section 2 hereof, Temple-Inland and Guaranty agree not to amend or adjust any tax returns for any period through December 31, 1993, (i) to claim additional charge-offs, losses, or additions to reserves for bad debts, (ii) to adjust its NOL carryover, AMT NOL carryover, or bad debt reserves generated through December 31, 1993 to reflect additional chargeoffs or additions to the reserve for bad debts, or (iii) to make any other adjustments, if such amendments or adjustments described in (i), (ii), or (iii) would reflect a carryover tax basis (as opposed to the cost basis used in Temple-Inland's tax returns as currently filed) in the assets acquired by Guaranty on September 30, 1988,
from Delta Savings Association of Texas, Alvin, Texas ("Delta").   If,
however, Temple-Inland and/or Guaranty voluntarily amend or adjust any tax returns in contravention of the preceding sentence, then within thirty days of the amending or adjusting of such tax returns, Temple-Inland shall cause to be wire-transferred in immediately available funds to the FDIC Manager the sum of (a) the amount of the "Credit for Delta Issue", plus (b) the amount that would have been payable to the FDIC Manager under the Assistance Agreement for the FDIC Manager's share of any additional Net Tax Benefits, as defined in
Section 9 of the Assistance Agreement, realized by Temple-Inland and/or Guaranty as a result of such adjustment or amendment, plus (c) interest on (a) and (b) computed at the Applicable Rate and compounded annually from the Closing Date through the date of payment. If, as a result of an IRS audit, Temple-Inland or Guaranty is required to amend or adjust any tax return in contravention of the second preceding sentence, then within 30 days of the amending or adjusting of such tax return, Temple-Inland shall cause to be wire-transferred in immediately available funds to the FDIC Manager the sum of
(a)(1) the amount of the "Credit for Delta Issue" minus (2) the excess, if any, of (i) 75% of the amount of Net Tax Benefits (as defined in Section 9 of the Assistance Agreement) that Temple-Inland or Guaranty did not realize on the tax returns as currently filed because Guaranty used a cost basis for assets acquired from Delta, but would have realized if it had used a carryover basis for such assets, and cannot realize as a matter of law in any taxable year (e.g., because the statute of limitations has run with respect to the filing of amendments to the returns for certain years in which Net Tax Benefits would have been realized as a result of the use of a carryover basis for such assets), plus 80 percent of the interest on such amount of Net Tax Benefits computed at the rate applicable to IRS overpayments and computed to June 30, 1995, over (ii) $900,000, plus (b) the amount that would have been payable to the FDIC Manager under the Assistance Agreement for the FDIC Manager's share of any Net Tax Benefits realized by Temple-Inland or Guaranty as a result of the use of a carryover basis for such assets, plus (c) interest on (a) and (b) computed at the Applicable Rate and compounded annually from the Closing Date through the Date of Payment. On the Notification Date, as defined herein, Temple-Inland and Guaranty shall each provide a certification, executed by the Chief Financial Officer of each, stating either that no tax return amendment or adjustment as described in this section was made, or, if

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such amendment or adjustment has been made, stating that the required payment as described in this section has been made.

      Section 5. Preacquisition Tax Returns. On or prior to the Closing Date, the FDIC Manager shall file federal income tax returns for First Federal Savings and Loan Association of Austin, Austin, Texas ("FFSL") and Guaranty Federal Savings and Loan Association, Dallas, Texas ("GFSL"), in the form presented to the FDIC Manager by Temple-Inland on August 23, 1995, for the following periods:

            Institution                   Year Ending
              FFSL                                9/30/88
              GFSL                                9/30/88
              FFSL                                6/30/88
              GFSL                                6/30/88

On or prior to the Closing Date, the FDIC Manager shall file the Federal income tax return for Delta for the year ending September 30, 1988, in the form presented to Guaranty on September 15, 1995. Once such tax returns have been filed by the FDIC Manager in accordance with this Section 5, such returns shall not be amended. The FDIC Manager shall promptly notify Temple-Inland in the event such returns are selected for audit by the Internal Revenue Service. In the event that Temple-Inland is contacted by the Internal Revenue Service to audit such returns, Temple-Inland shall promptly notify the FDIC Manager and inform the Internal Revenue Service that the FDIC Manager is the appropriate party to discuss the audit of such returns. Temple-Inland shall have the right, at its own expense, to participate with the FDIC Manager in any such audit. In the event that the Internal Revenue Service proposes an adjustment to such returns which could result in Temple-Inland realizing a smaller amount of Net Tax Benefits (as defined in Section 9 of the Assistance Agreement) on its consolidated federal income tax return for any year than the amount of Net Tax Benefits it would have realized on such return in the absence of such adjustment, the FDIC Manager shall promptly notify Temple Inland and Guaranty of such proposed adjustment. If Temple-Inland requests the FDIC Manager in writing to contest such proposed adjustment, the FDIC Manager shall do so, provided that: (i) the decrease in the amount of Net Tax Benefits that could result from such adjustment (excluding interest and penalties) exceeds $25,000; (ii) the FDIC Manager shall control all proceedings taken in connection with such contest but Temple-Inland shall have the right, at its own expense, to participate in all aspects of such proceedings; (iii) the FDIC Manager shall not concede or settle any contest without the consent of Temple-Inland; and (iv) if requested by Temple-Inland, the FDIC Manager shall appeal any adverse court determination, provided that prior to taking such action, Temple-Inland shall have furnished to the FDIC Manager an opinion of independent tax counsel, reasonably acceptable to the FDIC Manager, to the effect that there is a substantial basis for such appeal.

      Section 6.  Release; Accord and Satisfaction.

      (a) The parties to this Agreement agree and acknowledge that the releases provided under Sections 10.1 and 10.2 of the Termination Agreement generally encompass any and all issues relating to Sections 9, 16(e)(1) and

                                       5





18(c) of the Assistance Agreement; provided, however, that nothing in either this Agreement or the Termination Agreement shall release or discharge or be construed to release or discharge in any way any claim (including without limitation any claim arising out of or relating to the enactment or application of Section 13224 of the Omnibus Budget Reconciliation Act of 1993 ("Section 13224")) that Guaranty or the Acquirers have against any other party including without limitation the United States or any agency or instrumentality thereof, other than the FDIC Released Persons. In the event that Guaranty or Temple Inland assert any claim or initiate any litigation relating to Section 13224 against a party other than the FDIC Manager for damages and for refunds of federal and state taxes and/or for the redetermination of liability for federal and state taxes, then (i) the amount of damages or refunds sought by such claim or litigation shall not include the amount that would have accrued to the benefit of the FDIC Manager under the Assistance Agreement or that would accrue to the benefit of the FDIC Manager under this Agreement, and (ii) the FDIC Manager shall not be obligated to pay the expenses of such claim or litigation and shall not be entitled to share in any recoveries. In the event that a claim relating to Section 13224 is brought and is subsequently settled and discharged on a basis that involves a payment to Temple-Inland or Guaranty, and a document evidencing such settlement, which is executed by all parties to such settlement, recites that such settlement payment is less than the value of Guaranty's share of Net Tax Benefits under the Assistance Agreement that would have resulted from losses disallowed by Section 13224, the FDIC Manager shall be estopped from alleging that a portion of the settlement payment represents what would have been the FDIC Manager's share of Net Tax Benefits under the Assistance Agreement, and the FDIC Manager shall not be entitled to any portion of such settlement payment.

      (b) Except as provided for herein, performance by each party of its respective obligations under this Agreement shall effect a complete accord and satisfaction of any and all obligations and liabilities of such party under Sections 9, 16(e)(1), and 18(c) of the Assistance Agreement and, thenceforth, such party be fully discharged from any obligation or liability of any kind in connection therewith, including, without limitation, any and all actions, causes of action, suits, debts, sums of money, bonds, covenants, agreements, promises, damages, judgments, claims and demand whatsoever, known or unknown, suspected or unsuspected, at law or in equity. Neither the Tax Benefits Amount nor any prior payment, credit, or debit with respect to Section 9 of the Assistance Agreement shall be subject to the provisions of Articles 4, 5, or 6 of the Termination Agreement.

      (c) Notwithstanding the foregoing provisions of this Section 6, Guaranty, the Acquirers, and the FDIC Manager shall retain their respective rights to enforce this Agreement.

      Section 7.  Miscellaneous.

      Section 7.1 Amendments. No amendments, modification, or waiver of any provision of this Agreement, nor any consent to any departure therefrom by any party, shall in any event be effective unless the same shall be embodied in a writing signed by all parties hereto, and then such waiver or consent shall be

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effective only in the specific instance and for the specific purpose for which it is given.

      Section 7.2 Notices. Any notice, request, claim, demand, consent, approval, or other communication to any party hereto shall be deemed effective when received and shall be given in writing, and delivered in person against receipt therefor, or sent by certified mail, postage prepaid or by facsimile transmission (with a hard copy mailed at the same time), to such party at its address set forth below (with copies as indicated below) or at such other address as such party shall hereafter furnish in writing to the other parties hereto.

            (a)   If to Guaranty:

                  Guaranty Federal Bank, F.S.B.
                  8333 Douglas Avenue
                  Dallas, Texas  75225

                  Attention:  President
                  Facsimile No.: (214) 360-8963

                  With a copy to:

                  Guaranty Federal Bank, F.S.B.
                  8333 Douglas Avenue
                  Dallas, Texas  75225

                  Attention:  General Counsel
                  Facsimile No.: (214) 360-1908

                  and

                  Temple-Inland Inc.
                  303 South Temple Drive
                  Diboll, Texas 75941

                  Attention:  General Counsel
                  Facsimile No.:  (409) 829-3333 or (409) 829-1685

            (b)   If to Temple-Inland:

                  Temple-Inland Inc.
                  303 South Temple Drive
                  Diboll, Texas  75941



                  Attention:  General Counsel
                  Facsimile No.:  (409) 829-3333 or (409) 829-1685

                  With a copy to:


                                       7





                  Guaranty Federal Bank, F.S.B.
                  8333 Douglas Avenue
                  Dallas, Texas  75225

                  Attention:  President
                  Facsimile No.:  (214) 360-8963

                  and

                  Guaranty Federal Bank, F.S.B.
                  8333 Douglas Avenue
                  Dallas, Texas  75225

                  Attention:  General Counsel
                  Facsimile No.:  (214) 360-1908

            (c)   If to the FDIC Manager:

                  Federal Deposit Insurance Corporation
                  Division of Resolutions
                  Assisted Acquisitions (FRF)
                  550 17th Street, N.W.
                  Washington, D.C.  20429

                  Attention:  Assistant Director (FRF)
                  Facsimile No.:  (202) 898-8917

                  With a copy to:

                  Federal Deposit Insurance Corporation
                  Legal Division
                  550 17th Street, N.W.
                  Washington, D.C.  20429

                  Attention:  Assistant General Counsel
                                (Resolutions)
                  Facsimile No.:  (202) 898-3669

Notices received before 5:00 p.m. local time on a business day shall be effective the date received. Notices received after 5:00 p.m. local time on a business day shall be deemed received on the next business day.

      Section 7.3 Waiver. Except as otherwise set forth in this Agreement, no failure or delay on the part of any party to this Agreement in exercising any right, privilege, power, or remedy under this Agreement, and no course of dealing among the parties hereto, shall operate as a waiver of such right, privilege, power, or remedy, nor shall any single or partial exercise of any right, privilege, power, or remedy under this Agreement preclude any other or further exercise of such right, privilege, power, or remedy. The rights, privileges, powers, and remedies available to the parties hereto are cumulative and not exclusive of any other rights, privileges, powers, or remedies provided by statute, at law, in equity, or otherwise. No notice to

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or demand on any party shall in any case entitle such party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.

      Section 7.4 Governing Law. To the extent federal law does not control, this Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the law of the State of Texas. Any legal action or proceedings arising out of this Agreement shall be brought in the federal courts of the United States of America located in the District of Columbia or in the Eastern District of Texas, and each party hereto submits to the exclusive jurisdiction of such courts and hereby waives any objections on the grounds of venue, forum non conveniens, or any similar grounds.

      Section 7.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under all applicable laws. However, in the event that any provision of this Agreement shall be held to be prohibited or invalid under any applicable law, or declared unenforceable, then all of the remaining provisions of this Agreement shall, to the fullest extent possible, remain in full force and effect and shall be binding on the parties hereto; provided, however, that this Section 7.5 shall be of no force or effect if the exclusion of such provision or portion thereof shall render the remaining provisions of this Agreement incapable of observance or shall cause this Agreement as a whole to fail of its essential purpose.

      Section 7.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except as otherwise provided in this Agreement, their respective successors and assigns; provided, however, that except for a successor to Guaranty, any Acquirer or the FDIC Manager by merger, consolidation, liquidation, succession, or change of control, this Agreement may not be assigned to any person or entity nor may any rights or obligations under this Agreement be transferred or delegated to or vested in any other person or entity without the prior written consent of the FDIC Manager, Guaranty, and the Acquirers.

      Section 7.7 Headings. The headings contained in this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

      Section 7.8 Exhibits. All Exhibits attached hereto are an integral part of and are hereby incorporated into this Agreement.

      Section 7.9 Entire Agreement. This Agreement embodies the entire agreement among the parties hereto relating to the subject matters herein, and supersedes all prior agreements and understandings among the parties hereto, oral or written, relating to such matters.

      Section 7.10 Execution in Counterparts. This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which taken together shall constitute one

                                       9





and the same Agreement.

      Section 7.11 Computation of Time. Should the operative date for a party's response or action under any particular provision of this Agreement occur on a Saturday or Sunday or a Federal holiday, then the first business day following such day shall be the operative date for purposes of such provision.

      Section 7.12 Continuing Cooperation. The FDIC Manager, Guaranty, and the Acquirers each agree that in order to more effectively carry out the intent and purposes of this Agreement and the transactions contemplated hereby, as set forth in the Recitals and the further terms and provisions hereof, the parties hereto will cooperate in implementing such intent, purposes and transactions which are to be accomplished and/or performed from and after the Closing. Each party will use its good faith best efforts to cooperate with one another to carry out the intent an purposes hereof and perform each act required to be performed from and after the Closing within the time periods provided herein or, in the event no time period is provided for a particular act or response, in a timely manner.

                              [signature page follows]




                                      10






      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by themselves or their respective officers, as the case may be, as of the day and year first above written.

GUARANTY FEDERAL BANK. F.S.B.


By:
Name:
Title:


GUARANTY HOLDINGS INC. I


By:
Name:
Title:


TEMPLE-INLAND INC.


By:
Name:
Title:


FEDERAL DEPOSIT INSURANCE
CORPORATION, AS MANAGER OF THE
FSLIC RESOLUTION FUND


By:
Name:
Title:









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